Exhibit 99.1
Boise Inc.
Investor Relations
1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: May 3, 2012

Media Contact	Investor Relations Contact
Virginia Aulin - 208 384 7837	Jason Bowman - 208 384 7456
Greg Jones - 208 384 7141

Boise Inc. Reports Financial Results for First Quarter 2012
BOISE, Idaho - Boise Inc. (NYSE: BZ) today reported net income of $21.3 million, or $0.21 per diluted share, for first quarter 2012, compared with net income of $18.7 million, or $0.21 per diluted share, for first quarter 2011. EBITDA, excluding special items, was $87.4 million for first quarter 2012, compared with $84.4 million for first quarter 2011.
"We performed well in first quarter 2012, delivering growing sales and growing earnings," said Alexander Toeldte, president and chief executive officer of Boise Inc. "Total sales grew 13% and net income grew 14% over first quarter 2011. This was driven by strong performance in our packaging business, which sold a record 2.4 billion square feet of corrugated products during the quarter, and solid results in our paper business.
"In our packaging business," Mr. Toeldte added, "we increased our vertical integration in the first quarter through the continued integration of Tharco and Hexacomb and are ahead of our synergy capture targets. In our paper business, we grew sales volumes of packaging demand-driven papers and premium office papers 11% over first quarter 2011, which contributed to the solid 5% growth in our uncoated freesheet sales volumes."

First Quarter Highlights

• Reported record overall sales of $644.8 million, up 13% from first quarter 2011

• Reported net income of $21.3 million, up 14% from first quarter 2011

• Reported record sales in Packaging segment of $272.3 million, up 34% from first quarter 2011

• Returned $0.48 per share, or $47.5 million, to shareholders through a special dividend in March 2012

Financial Highlights
(in millions, except per-share data)

	1Q 2012	1Q 2011	4Q 2011
Sales	$644.8	$568.8	$600.4
Net income	$21.3	$18.7	$16.3
Net income per diluted share	$0.21	$0.21	$0.15
Net income excluding special items (1)	$21.3	$20.0	$18.5
Net income per diluted share excluding special items (1)	$0.21	$0.22	$0.17
Weighted average diluted shares outstanding	101.4	90.4	106.6
EBITDA (1)	$87.4	$82.2	$81.4
EBITDA excluding special items (1)	$87.4	$84.4	$85.0

(1) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

"During the quarter, we returned over $47 million to our shareholders through a special dividend in March and contributed $9 million to our pension plans.
"Looking forward to second quarter, we expect increased outage costs in both our paper and packaging businesses due to scheduled annual outages at three of our paper mills. In our paper business, we announced a price increase on our cut-size office papers in April and expect to begin benefiting from the recently implemented price increase on our printing and converting papers. We continue to focus on building shareholder value through well-performing operations, disciplined capital allocation, and growth."
Packaging Segment
Packaging segment sales for first quarter 2012 were a record $272.3 million, an increase of $68.9 million, or 34%, compared with first quarter 2011. The acquisitions of Tharco and Hexacomb and higher net sales prices for corrugated products were the main drivers of this increase, offset partially by lower external sales volumes of linerboard due to increased vertical integration and lower net selling prices of linerboard as a result of softer export markets. Packaging segment sales for first quarter 2012 were up 8%, compared with fourth quarter 2011, due to the acquisition of Hexacomb and higher corrugated product sales volumes, offset partially by lower sales volumes and lower net selling prices of linerboard.
Packaging segment EBITDA, excluding special items, was $37.9 million for first quarter 2012, an increase of $11.1 million, or 41%, compared with first quarter 2011, driven by the acquisitions of Tharco and Hexacomb, lower outage costs at our mill in DeRidder, Louisiana, and lower energy costs due to lower consumption of and prices for electricity and natural gas. This year, we shifted a majority of our annual outage work at DeRidder to second and third quarter; accordingly, first quarter 2012 outage costs at DeRidder were lower, compared with the prior-year quarter, but higher, compared with fourth quarter 2011, when no annual outage costs were incurred. Packaging segment EBITDA, excluding special items, in first quarter 2012 decreased $9.0 million, or 19%, compared with fourth quarter 2011, driven primarily by the outage costs at DeRidder and lower prices for linerboard sold to export markets. This was offset partially by a full quarter of Hexacomb earnings.
Paper Segment
Paper segment sales for first quarter 2012 were $382.4 million, an increase of $7.3 million, or 2%, compared with first quarter 2011, driven by higher sales volumes of uncoated freesheet, due primarily to growth in label and release papers. This was offset partially by lower net selling prices for uncoated freesheet and lower sales volumes and net selling prices for market pulp. Paper segment sales increased $22.7 million, or 6%, compared with fourth quarter 2011, due primarily to increased sales volumes of uncoated freesheet, offset partially by decreased net selling prices of uncoated freesheet.
Paper segment EBITDA, excluding special items, was $55.2 million for first quarter 2012, a decrease of $7.8 million, or 12%, compared with first quarter 2011. This was driven by lower sales prices of uncoated freesheet, lower sales volumes and net selling prices of market pulp, and higher chemical input costs. Partially offsetting these factors were increased sales volumes of uncoated freesheet and lower natural gas prices. Paper segment EBITDA, excluding special items, for first quarter 2012 increased $10.8 million from fourth quarter 2011 as a result of increased sales volumes for uncoated freesheet, lower fiber costs as a result of lower purchased pulp prices, no scheduled annual outages in first quarter 2012, and lower energy costs.
Other
Selling and distribution costs were $30.6 million in first quarter 2012, an increase of $11.3 million, compared with first quarter 2011. The increase was due primarily to the acquisitions of Tharco and Hexacomb. Tharco serves a larger number of small customers with a more diverse range of products, compared with our other businesses, resulting in higher selling and distribution costs. Selling and distribution costs increased slightly from $29.0 million in fourth quarter 2011. General and administrative expenses were $20.0 million in first quarter 2012, an increase of $7.3 million, compared with $12.7 million in first quarter 2011, and an increase of $1.1 million from $18.9 million in fourth quarter 2011. The increase compared with the prior-year quarter is due primarily to Tharco and Hexacomb, while the increase compared with fourth quarter 2011 is due primarily to Hexacomb, which was acquired in December 2011.

Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Thursday, May 3, 2012, at 12:00 p.m. ET, at which time we will review the company's recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise's Internet site and will be archived for two weeks following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.
A replay of the conference call will be available in Webcasts & Presentations from May 3, 2012, at 2:00 p.m. ET through May 17, 2012, at 11:45 p.m. ET. Playback numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers. The passcode is 70938583.
About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release and flexible packaging papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.
Forward-Looking Statements
This news release contains statements that are "forward looking" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.
Segment Highlights
(unaudited, dollars in millions)

	Three Months Ended
	March 31		December 31,
	2012	2011	2011
Packaging
Sales volumes (thousands of short tons, except corrugated)
Linerboard, Total	152.6	137.9	157.9
Linerboard, External sales	53.0	61.9	57.5
Newsprint	54.8	54.6	58.6
Corrugated containers and sheets (mmsf) (a)	2,433	1,912	2,297
Input and outage costs
Input costs
Fiber, including purchased rollstock	$54.5	$30.3	$42.3
Energy	15.0	16.8	15.1
Chemicals	10.2	9.3	10.0
Total input costs	79.6	56.4	67.4
Outage costs	1.8	6.5	—
EBITDA excluding special items (b)	37.9	26.8	46.9
Assets	932.0	752.1	957.3
Paper
Sales volumes (thousands of short tons)
Uncoated freesheet	325.1	310.9	294.1
Corrugating medium	32.5	32.8	33.9
Market pulp	8.5	21.9	20.3
Input and outage costs
Input costs
Fiber	$91.5	$86.0	$94.1
Energy	35.0	36.0	36.4
Chemicals	53.3	44.9	51.1
Total input costs	179.9	166.9	181.5
Outage costs	—	—	7.8
EBITDA excluding special items (b)	55.2	63.0	44.4
Assets	1,207.6	1,196.7	1,190.9

	1Q 2012 vs. 1Q 2011	1Q 2012 vs. 4Q 2011
Packaging
Change in net sales prices (dollars per short ton, except corrugated):
Linerboard, Total	$(2)	$(8)
Linerboard, External sales	(26)	(15)
Newsprint	(2)	(1)
Corrugated containers and sheets ($/msf) (a)	1	(3)
Paper
Change in net sales prices (dollars per short ton):
Uncoated freesheet	$(13)	$(17)
Corrugating medium	13	(3)
Market pulp	(126)	22
____________
(a) Includes corrugated container and sheet volumes for Tharco and protective packaging product volumes for Hexacomb since the acquisitions on March 1 and December 1, 2011, respectively.

(b)	For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

Boise Inc.
Consolidated Statements of Income
(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended
	March 31		December 31,
	2012	2011 (1)	2011 (1)
Sales
Trade	$633,528	$560,320	$591,524
Related parties	11,318	8,443	8,917
	644,846	568,763	600,441

Costs and expenses
Materials, labor, and other operating expenses	502,299	449,070	462,315
Fiber costs from related parties	4,946	4,440	5,154
Depreciation, amortization, and depletion	37,556	33,974	37,320
Selling and distribution expenses	30,642	19,373	28,999
General and administrative expenses	20,008	12,697	18,872
Other (income) expense, net (2)	(300)	1,077	1,860
	595,151	520,631	554,520

Income from operations	49,695	48,132	45,921

Foreign exchange gain	157	132	430
Loss on extinguishment of debt	—	—	(2,300)
Interest expense	(15,365)	(16,367)	(15,653)
Interest income	44	78	59
	(15,164)	(16,157)	(17,464)

Income before income taxes	34,531	31,975	28,457
Income tax provision	(13,193)	(13,281)	(12,202)
Net income	$21,338	$18,694	$16,255

Weighted average common shares outstanding (3):
Basic	99,052	80,964	103,991
Diluted	101,414	90,417	106,613

Net income per common share (3):
Basic	$0.22	$0.23	$0.16
Diluted	$0.21	$0.21	$0.15
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Segment Information
(unaudited, dollars in thousands)

	Three Months Ended
	March 31		December 31,
	2012	2011 (1)	2011 (1)
Segment sales
Packaging	$272,293	$203,393	$251,388
Paper	382,432	375,180	359,697
Intersegment eliminations and other	(9,879)	(9,810)	(10,644)
	$644,846	$568,763	$600,441

Segment income (loss)
Packaging	$22,435	$13,626	$31,837
Paper	33,949	40,970	21,794
Corporate and Other	(6,532)	(6,332)	(7,280)
	49,852	48,264	46,351

Loss on extinguishment of debt	—	—	(2,300)
Interest expense	(15,365)	(16,367)	(15,653)
Interest income	44	78	59
Income before income taxes	$34,531	$31,975	$28,457

EBITDA (5)
Packaging (2)	37,920	24,599	45,518
Paper	55,164	63,022	44,390
Corporate and Other (2)	(5,676)	(5,383)	(8,537)
	$87,408	$82,238	$81,371
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets
(unaudited, dollars in thousands)

	March 31, 2012	December 31, 2011
ASSETS

Current
Cash and cash equivalents (4)	$54,649	$96,996
Receivables
Trade, less allowances of $1,081 and $1,343	243,053	228,838
Other	5,642	7,622
Inventories	319,637	307,305
Deferred income taxes	5,024	20,379
Prepaid and other	12,456	6,944
	640,461	668,084

Property
Property and equipment, net	1,228,644	1,235,269
Fiber farms	21,291	21,193
	1,249,935	1,256,462

Deferred financing costs	30,054	30,956
Goodwill	162,069	161,691
Intangible assets, net	156,423	159,120
Other assets	8,633	9,757
Total assets	$2,247,575	$2,286,070

For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets (continued)
(unaudited, dollars and shares in thousands, except per-share data)

	March 31, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$12,500	$10,000
Income taxes payable	1,185	590
Accounts payable	197,054	201,994
Accrued liabilities
Compensation and benefits	50,759	64,907
Interest payable	23,278	10,528
Other	27,880	22,540
	312,656	310,559

Debt
Long-term debt, less current portion	785,000	790,000

Other
Deferred income taxes	159,890	161,260
Compensation and benefits	164,685	172,394
Other long-term liabilities	54,746	57,010
	379,321	390,664

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 100,470 shares and 100,272 shares issued and outstanding	12	12
Treasury stock, 21,151 shares held	(121,421)	(121,421)
Additional paid-in capital	868,176	866,901
Accumulated other comprehensive income (loss)	(120,885)	(121,962)
Retained earnings (4)	144,716	171,317
Total stockholders’ equity	770,598	794,847

Total liabilities and stockholders’ equity	$2,247,575	$2,286,070
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Statements of Cash Flows
(unaudited, dollars in thousands)

	Three Months Ended March 31
	2012	2011 (1)
Cash provided by (used for) operations
Net income	$21,338	$18,694
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	38,702	35,539
Share-based compensation expense	1,233	648
Pension expense	2,771	3,051
Deferred income taxes	8,838	11,420
Other	(429)	1,165
Decrease (increase) in working capital, net of acquisitions
Receivables	(12,313)	(8,361)
Inventories	(12,467)	2,379
Prepaid expenses	(21)	(578)
Accounts payable and accrued liabilities	(7,585)	(5,481)
Current and deferred income taxes	(684)	1,634
Pension payments	(9,094)	(3,251)
Other	1,190	4,776
Cash provided by operations	31,479	61,635
Cash provided by (used for) investment
Acquisition of businesses and facilities, net of cash acquired	—	(201,120)
Expenditures for property and equipment	(23,133)	(24,650)
Purchases of short-term investments	—	(3,514)
Maturities of short-term investments	—	14,114
Other	590	310
Cash used for investment	(22,543)	(214,860)
Cash provided by (used for) financing
Issuances of long-term debt	—	75,000
Payments of long-term debt	(2,500)	(26,250)
Payments of special dividend	(47,483)	—
Other	(1,300)	(2,222)
Cash provided by (used for) financing	(51,283)	46,528
Decrease in cash and cash equivalents	(42,347)	(106,697)
Balance at beginning of the period	96,996	166,833
Balance at end of the period	$54,649	$60,136
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Income, Consolidated Statements of Comprehensive Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's 2011 Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2012, as well as other reports the Company files with the SEC. Net income for all periods presented involved estimates and accruals.

1.	On March 1 and December 1, 2011, we completed the acquisitions of Tharco Packaging (Tharco) and Hexacomb Corporation (Hexacomb), respectively. Total cash consideration was $200 million and $125 million, respectively, subject to post-closing adjustments.
Financial results for Tharco and Hexacomb are included in our Packaging segment from their acquisition dates. In connection with the Tharco acquisition, we recognized $2.2 million of expense related to inventory purchase accounting adjustments during the three months ended March 31, 2011.

2.	During the three months ended December 31, 2011, we recorded $1.4 million of transaction-related expenses in the Packaging segment. Transaction-related expenses include expenses associated with transactions, whether consummated or not, and do not include integration costs.

3.
The increase in the weighted average number of common shares is primarily related to 38.4 million additional common shares issued related to warrants exercised in June 2011, partially offset by 21.2 million common shares repurchased during the second half of 2011.

4.	On March 21, 2012, we paid a special cash dividend of $0.48 per common share or approximately $47.5 million.

5.
This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, free cash flow, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The tables that follow reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for the three months ended March 31, 2012 and 2011, and the three months ended December 31, 2011 (unaudited, dollars in thousands):

	Three Months Ended
	March 31		December 31,
	2012	2011	2011
Net income	$21,338	$18,694	$16,255
Interest expense	15,365	16,367	15,653
Interest income	(44)	(78)	(59)
Income tax provision	13,193	13,281	12,202
Depreciation, amortization, and depletion	37,556	33,974	37,320
EBITDA	$87,408	$82,238	$81,371

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the three months ended March 31, 2012 and 2011, and the three months ended December 31, 2011 (unaudited, dollars in thousands):

	Three Months Ended
	March 31		December 31,
	2012	2011	2011
Packaging
Segment income	$22,435	$13,626	$31,837
Depreciation, amortization, and depletion	15,485	10,973	13,681
EBITDA	37,920	24,599	45,518
Inventory purchase accounting expense	—	2,200	—
Transaction-related costs (a)	—	—	1,364
EBITDA excluding special items	$37,920	$26,799	$46,882

Paper
Segment income	$33,949	$40,970	$21,794
Depreciation, amortization, and depletion	21,215	22,052	22,596
EBITDA	55,164	63,022	44,390

EBITDA excluding special items	$55,164	$63,022	$44,390

Corporate and Other
Segment loss	$(6,532)	$(6,332)	$(7,280)
Depreciation, amortization, and depletion	856	949	1,043
Loss on extinguishment of debt	—	—	(2,300)
EBITDA	(5,676)	(5,383)	(8,537)
Loss on extinguishment of debt	—	—	2,300
EBITDA excluding special items	(5,676)	(5,383)	(6,237)

EBITDA	$87,408	$82,238	$81,371

EBITDA excluding special items	$87,408	$84,438	$85,035
____________

(a)	Costs incurred as we investigate acquisition possibilities and acquire businesses and/or assets that augment or complement our operations.

The following table reconciles net income to net income excluding special items and presents net income excluding special items per diluted share for the three months ended March 31, 2012 and 2011, and the three months ended December 31, 2011 (unaudited, dollars and shares in thousands, except per-share data):

	Three Months Ended
	March 31		December 31,
	2012	2011	2011
Net income	$21,338	$18,694	$16,255
Inventory purchase accounting expense	—	2,200	—
Transaction-related costs	—	—	1,364
Loss on extinguishment of debt	—	—	2,300
Tax provision for special items (a)	—	(851)	(1,418)
Net income excluding special items	$21,338	$20,043	$18,501

Weighted average diluted shares outstanding: (b)	101,414	90,417	106,613
Net income per diluted share excluding special items	$0.21	$0.22	$0.17
____________

(a)	Taxes are applied to special items in the aggregate at the combined federal and state statutory rate in effect for the period.

(b)
The increase in the weighted average number of common shares is primarily related to 38.4 million additional common shares issued related to warrants exercised in June 2011, partially offset by 21.2 million common shares repurchased during the second half of 2011.

The following table reconciles cash provided by operations to free cash flow for the three months ended March 31, 2012 and 2011 (unaudited, dollars in thousands):

	Three Months Ended March 31
	2012	2011
Cash provided by operations	$31,479	$61,635
Expenditures for property and equipment	(23,133)	(24,650)
Free cash flow	$8,346	$36,985